Exhibit 14





                             LONGACRE CORP.
                                Suite 980
                           1 Wall Street Court
                        New York, New York 10005


                                                February 3, 1997


The Krupp Corporation
470 Atlantic Avenue
Boston, Massachusetts 02210

                 Re:  AMENDMENT TO STANDSTILL AGREEMENT

Ladies and Gentlemen:

            We refer to the Agreement, dated as of November 26, 1996 and as amended as of January 8, 1997 (the "Standstill Agreement"), between Longacre Corp., a Delaware corporation ("Longacre"), and The Krupp Corporation, a Massachusetts corporation ("Krupp").

            As you know, Longacre's affiliate, American Holdings I, L.P., a Delaware limited partnership ("AHI"), proposes to enter into agreements (the "Krescent Agreements") with Krescent Partners, L.L.C. ("Krescent") pursuant to which Krescent and AHI will participate jointly in tender offers with respect to units of investor limited partnership interest or shares, as the case may be, of the following entities (collectively, the "Entities")

                 Krupp Cash Plus II Limited Partnership
                      Krupp Government Income Trust

Concurrently herewith, AHI will enter into an Assumption Agreement and Consent, dated as of the date hereof (the "Assumption Agreement"), with Liquidity Financial Group, L.P., a California limited partnership ("LFG"), and Krupp pursuant to which AHI will agree, subject to the terms and conditions set forth therein, to become bound by the Letter Agreement (as defined in the Assumption Agreement) to the extent that LFG is so bound, with respect to each of the Entities. A copy of the Assumption Agreement is annexed hereto as Exhibit A.

            Inasmuch as AHI is assuming obligations with respect to the Entities under the Assumption Agreement that are substantially similar to the obligations with respect to those Entities set forth in the Standstill Agreement and in order to avoid confusion, Longacre and Krupp hereby agree to amend the Standstill Agreement to





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delete the Entities from the list of Krupp Funds (as defined in the Standstill
Agreement) set forth on Schedule 1 thereto. Accordingly, from and after the date hereof, the obligations of Longacre and its affiliates with respect to the Entities will be governed solely by the Letter Agreement, to the extent assumed by AHI pursuant to the Assumption Agreement. The Standstill Agreement, as hereby amended, will continue in full force and effect in accordance with its terms.

            If the foregoing correctly sets forth our understanding, please so indicate by signing the enclosed copy of this letter in the space indicated below and returning it to the undersigned, whereupon it will constitute a binding agreement between us.


                                   Very truly yours,

                                   LONGACRE CORP.


                                   By:  /s/ Edward Mattner
                                        ---------------------------------
                                        Edward Mattner, President


ACCEPTED AND AGREED TO AS OF THE
DATE FIRST ABOVE WRITTEN:

THE KRUPP CORPORATION



By: /s/
    -----------------------------